Filed Pursuant to Rule 433
Registration No. 333-233663

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the MSCI Emerging Markets IndexSM due January 3, 2022

Term Sheet to Pricing Supplement dated December 29, 2020

Summary of Terms

Issuer	Canadian Imperial Bank of Commerce (“CIBC”)
Term	Approximately one year
Reference Asset	The MSCI Emerging Markets IndexSM (Bloomberg ticker symbol “MXEF”) (the “Index”)
Pricing Date	December 29, 2020
Issue Date	January 5, 2021
Principal Amount	$1,000 per security (100% of par)
Redemption Amount	See “How the Redemption Amount Is Calculated” in this term sheet
Stated Maturity Date	January 3, 2022
Starting Level	1,266.77, which was the Closing Level of the Index on the Pricing Date
Ending Level	The Closing Level of the Index on the Final Valuation Date
Capped Value	111.00% of the principal amount ($1,110.00 per security)
Threshold Level	1,171.76225, which is 92.50% of the Starting Level
Participation Rate	200%
Final Valuation Date	December 29, 2021
Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Commission	0.24%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 0.14%
CUSIP / ISIN	13605WR60 / US13605WR603

Investment Description

•	Linked to the MSCI Emerging Markets IndexSM
•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a Redemption Amount that may be greater than, equal to or less than the principal amount of the securities, depending on the performance of the Index from the Starting Level to the Ending Level.
•	The Redemption Amount will reflect the following terms:

o	If the level of the Index increases:
You will receive the principal amount plus 200% participation in the upside performance of the Index, subject to a maximum return at maturity of 11% of the principal amount
o	If the level of the Index does not change or decreases by not more than 7.50%:
You will be repaid the principal amount
o	If the level of the Index decreases by more than 7.50%:
You will receive less than the principal amount and will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 7.50%

•	Investors may lose up to 92.50% of the principal amount
•	Any positive return on the securities will be limited to the return represented by the Capped Value
•	All payments on the securities are subject to the credit risk of CIBC, and you will have no ability to pursue the securities included in the Index for payment; if CIBC defaults on its obligations, you could lose some or all of your investment
•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity

The Issuer’s estimated value of the securities on the Pricing Date is $986.00 per security, which is less than the principal amount. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying pricing supplement.

Investing in the securities involves significant risks. See “Selected Risk Considerations” in this term sheet and “Risk Factors” beginning on page PRS-8 of the accompanying pricing supplement, page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This term sheet should be read in conjunction with the accompanying pricing supplement, underlying supplement, prospectus supplement and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile

The profile to the right is based on the Capped Value of 111.00% of the principal amount or $1,110.00 per $1,000 security, the Participation Rate of 200% and the Threshold Level equal to 92.50% of the Starting Level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Level, and whether you hold your securities to maturity.

Hypothetical Returns

Hypothetical Ending Level	Hypothetical percentage change from the hypothetical Starting Level to the hypothetical Ending Level	Hypothetical Redemption Amount per security	Hypothetical pre-tax total rate of return

200.00	100.00%	$1,110.00	11.00%
175.00	75.00%	$1,110.00	11.00%
150.00	50.00%	$1,110.00	11.00%
125.00	25.00%	$1,110.00	11.00%
110.00	10.00%	$1,110.00	11.00%
105.50	5.50%	$1,110.00	11.00%
102.00	2.00%	$1,040.00	4.00%
100.00(1)	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
92.50	-7.50%	$1,000.00	0.00%
92.00	-8.00%	$995.00	-0.50%
80.00	-20.00%	$875.00	-12.50%
75.00	-25.00%	$825.00	-17.50%
50.00	-50.00%	$575.00	-42.50%
25.00	-75.00%	$325.00	-67.50%
0.00	-100.00%	$75.00	-92.50%

(1)	The hypothetical Starting Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Starting Level. The actual Starting Level is set forth under “Summary of Terms” above. For historical data regarding the actual Closing Levels of the Index, see the historical information set forth under the section titled “The MSCI Emerging Markets IndexSM” in the accompanying pricing supplement.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive on the Stated Maturity Date and the resulting pre-tax rate of return will depend on the actual Starting Level, Threshold Level and Ending Level.

How the Redemption Amount Is Calculated

The Redemption Amount will be determined as follows:

•	If the Ending Level is greater than the Starting Level, the Redemption Amount will be equal to the lesser of:
(i)	$1,000 plus

$1,000 x	Ending Level – Starting Level	x Participation Rate	; and
Starting Level

(ii)	the Capped Value

•	If the Ending Level is less than or equal to the Starting Level, but greater than or equal to the Threshold Level, the Redemption Amount will be equal to $1,000

•	If the Ending Level is less than the Threshold Level, the Redemption Amount will be equal to $1,000 minus

$1,000 x	Threshold Level – Ending Level
Starting Level

In such a case, you will lose up to 92.50% of your principal amount.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement, underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If The Ending Level Is Less Than The Threshold Level, You Will Receive At Maturity Less, And Up To 92.50% Less, Than The Principal Amount Of Your Securities.
•	Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Securities Included In The Index.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Stated Maturity Date Will Be Postponed If The Final Valuation Date Is Postponed.

Risk Relating To An Investment In Canadian Imperial Bank of Commerce’s Structured Debt Securities, Including The Securities

•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.
•	Our Estimated Value Of The Securities Is Lower Than The Original Offering Price Of The Securities.
•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Risks Relating To The Value Of The Securities And Any Secondary Market

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Index

•	An Investment In The Securities Is Subject To Risks Associated With Investing In International Securities Markets.
•	The Securities Will Be Subject To Currency Exchange Risk.
•	There Are Risks Associated With Emerging Markets.

Risks Relating To Conflicts Of Interest

•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

o	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index.
o	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index.
o	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.

o	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
o	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.

Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the principal amount of the securities. CIBC, Wells Fargo Securities and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement and an underlying supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the underlying supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the underlying supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, underlying supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

The MSCI Emerging Markets IndexSM has been licensed for use in connection with these securities by Canadian Imperial Bank of Commerce. The securities are not sponsored, endorsed, sold, or promoted by MSCI Inc. and MSCI Inc. makes no representation regarding the advisability of investing in the securities.

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